UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM 8-K

_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): June 19, 2023

HARVARD BIOSCIENCE, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33957	04-3306140
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

84 October Hill Road, Holliston, MA 01746

(Address of Principal Executive Offices) (Zip Code)

(508) 893-8999

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	HBIO	The NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 20, 2023, Harvard Bioscience, Inc. (the “Company”) issued a press release announcing the appointment of Jennifer Cote as the Company’s Chief Financial Officer and Treasurer effective as of June 19, 2023. Ms. Cote previously served as the Company’s Interim Chief Financial Officer and Treasurer. Ms. Cote will continue to serve as the Company’s principal financial officer and principal accounting officer.

Ms. Cote, age 52, joined the Company as its Vice President of Global Finance in May 2022 and has served as the Company’s Interim Chief Financial Officer and Treasurer since January 2023. Prior to joining the Company, Ms. Cote held various financial, strategy, and operating roles of increasing responsibility at Bose Corporation, a leading supplier of speakers, headphones, electronics and other related products for the consumer audio, automotive, health, and professional audio market from 1999 to March 2022. She served as Bose’s Head of Global Business Services – Strategy Enablement and Finance Services from September 2019 to March 2022 and Global Service Owner for Finance Services from December 2016 to September 2019. Ms. Cote’s previous roles at Bose included Head of Finance for Bose’s Headphones Business Unit and Head of Global Business Operations and Head of Finance for its Professional Systems Division. Earlier in her career, Ms. Cote held various positions of increasing responsibility, including Audit Manager, at Arthur Andersen LLP. A Certified Public Accountant and Chartered Global Management Accountant, Ms. Cote holds a Bachelor of Science in Accountancy from Villanova University.

In connection with her appointment, Ms. Cote and the Company entered into an employment agreement (the “Agreement”) dated June 19, 2023 (the “Commencement Date”). The Agreement provides for a one-year term, which term shall automatically be extended for one additional year on each anniversary of the Commencement Date unless, not less than 90 days prior to each such date, either party shall have given written notice to the other that it does not wish to extend the Agreement. Beginning on the Commencement Date, Ms. Cote will receive an annualized base salary (the “Base Salary”) of $300,000. Beginning with fiscal year 2024, Ms. Cote will be eligible to receive annual target cash incentive compensation (the “Annual Bonus”) of fifty percent (50%) of her Base Salary. Also beginning with fiscal year 2024, Ms. Cote will be eligible to receive annual long-term incentive equity awards upon terms and conditions established by the Company’s Board of Directors or a Committee thereof. Ms. Cote’s existing annual bonus awards for 2023 and existing equity awards will remain in effect according to their existing terms and are not affected by the Agreement.

If Ms. Cote terminates her employment for good reason or if her employment is terminated by the Company without cause (as such terms are defined in the Agreement), the Company will pay Ms. Cote an amount equal to twelve (12) months of her Base Salary rate at date of termination, to be paid over a period of one (1) year, a pro-rata portion of her Annual Bonus for the year of termination to be paid no later than March 15 of the following year, and a cash lump sum equal to the value of her COBRA premiums for a period of one year following the date of termination. Upon the date of termination, all unvested equity incentive awards shall be treated based on the terms of the underlying stock award agreements and the Company’s 2021 Incentive Plan, as may be amended from time to time (the “2021 Incentive Plan”). If Ms. Cote terminates her employment for good reason or if her employment is terminated by the Company without cause in connection with a change-in-control, the Company will pay Ms. Cote a cash lump sum equal to twelve (12) months of the her Base Salary rate at the first event constituting a change in control and a cash lump sum equal to the value of her COBRA premiums for a period of one year following the date of termination. Upon the date of termination, all unvested equity incentive awards shall be treated based on the terms of the underlying stock award agreements and the 2021 Incentive Plan. Receipt of the foregoing termination benefits will be subject to Ms. Cote’s execution of a separation agreement, including certain restrictive covenants and a general release of all claims.

There are no arrangements or understandings between Ms. Cote and any other person pursuant to which Ms. Cote was selected as the Company’s Chief Financial Officer and Treasurer. There are no family relationships between Ms. Cote and any director or executive officer of the Company, and she is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing description of the principal terms of the Agreement is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 and incorporated herein by reference.

Item 8.01.	Other Events.

On June 20, 2023, the Company issued a press release announcing the appointment of Ms. Cote as the Company’s Chief Financial Officer and Treasurer. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Employment Agreement between Jennifer Cote and the Company dated June 19, 2023
99.1	Press Release dated June 20, 2023
104	Cover Page Interactive Data File (embedded within the XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARVARD BIOSCIENCE, INC.

Date: June 20, 2023	/s/ John Fry
John Fry
Chief Legal Counsel and Secretary